EXHIBIT 10.1

AMENDMENT #7 TO AMENDED AND RESTATED
CREDIT AND SECURITY AGREEMENT
AND
AMENDMENT #3 TO AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

THIS AMENDMENT #7 TO AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT AND AMENDMENT #3 TO AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT (this “Amendment”) is entered into by the undersigned parties as of June 28, 2013 with respect to:
(1)    the Amended and Restated Credit and Security Agreement dated as of November 7, 2007 by and among Boston Scientific Funding LLC, a Delaware limited liability company (“Borrower”), Boston Scientific Corporation (“BSC”), a Delaware corporation, as initial Servicer, Old Line Funding, LLC, a Delaware limited liability company (“Old Line”), Liberty Street Funding LLC, a Delaware limited liability company (“Liberty Street”), The Bank of Nova Scotia, individually and as a Liquidity Bank for Liberty Street and as Liberty Street Agent (in such capacity, “Liberty Street Agent”), and Royal Bank of Canada, a Canadian chartered bank acting through a New York branch, in its capacity as Liquidity Bank for Old Line, as Old Line Agent and as Administrative Agent (as heretofore amended, the “Credit and Security Agreement”);
(2)    the Receivables Sale Agreement (as defined in the Credit and Security Agreement, as heretofore amended, the “Receivables Sale Agreement”); and
(3)    the Amended Fee Letter described in the Credit and Security Agreement, as further amended and restated as of the date hereof.
Unless defined elsewhere herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms in the Credit and Security Agreement.
RECITALS
WHEREAS, the Borrower, the initial Servicer, Liberty Street, Old Line, The Bank of Nova Scotia, individually and as a Liquidity Bank for Liberty Street and as Liberty Street Agent and Royal Bank of Canada, individually, as a Liquidity Bank for Old Line, as Old Line Agent and as Administrative Agent entered into the Credit and Security Agreement;
WHEREAS, the Borrower has requested that the Credit and Security Agreement and the Receivables Sale Agreement be amended as hereinafter set forth; and
WHEREAS, as a condition to agreeing to the requested amendments to the Credit and Security Agreement, the Agents have requested that the Amended Fee Letter be further amended and restated as described herein.
NOW THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.    Amendments to Credit and Security Agreement. (a)    The amount of the “Aggregate Commitment” is hereby reduced and the definition thereof in Exhibit I to the Credit and Security Agreement is hereby amended to reflect that reduction and reads as follows:
“Aggregate Commitment” means, on any date of determination, the aggregate amount of the Commitments to make Loans hereunder. As of June 28, 2013, the Aggregate Commitment is $300,000,000.
(b)    The definitions of “Amended Fee Letter”, “Liberty Street Liquidity Agreement”, “Old Line Liquidity Agreement” and “Response Date” in Exhibit I to the Credit and Security Agreement are hereby deleted in their entirety and replaced with the following respective definitions:
“Amended Fee Letter” means the Amended Fee Letter, dated as of June 28, 2013, by and among BSX, Borrower, Liberty Street, Old Line, The Bank of Nova Scotia as a Liquidity Bank and as the Liberty Street Agent, and RBC as a Liquidity Bank, as the Old Line Agent and as the Administrative Agent, as the same may be amended, restated or otherwise modified from time to time.
“Liberty Street Liquidity Agreement” means the Master Liquidity Agreement, dated as of June 30, 2011, among the Liquidity Banks from time to time party thereto, Liberty Street and The Bank of Nova Scotia, as Administrator and Liquidity Agent, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.
“Old Line Liquidity Agreement” means, as applicable, (i) the Liquidity Asset Purchase Agreement, dated as of November 20, 2007, among Old Line, the Old Line Agent and the Liquidity Banks from time to time party thereto, (ii) the Program Liquidity Asset Purchase Agreement, dated as of December 5, 2012, among Old Line, the Old Line Agent and the Liquidity Banks from time to time party thereto and/or (iii) the Liquidity Loan Agreement, dated as of December 5, 2012, among Old Line, the Old Line Agent and the Liquidity Banks from time to time party thereto, as any of the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.
“Response Date” has the meaning set forth in Section 1.8(b)(i).
(c)    The following new definitions are hereby inserted in Exhibit I to the Credit and Security Agreement in appropriate alphabetical order:

“Amendment Effectiveness Date” means June 28, 2013,

“Anniversary Extension Request” has the meaning set forth in Section 1.8(a)(i).

“Anniversary Response Date” has the meaning set forth in Section 1.8(a)(i).

“Consolidated EBITDA” of any Person means for any period, without duplication, Consolidated Net Income of such Person and its Subsidiaries for such period plus, to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of

(a) income tax expense, including any expenses resulting from income tax disputes with a Governmental Authority,

(b) Consolidated Interest Expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness,

(c) depreciation expense,

(d) amortization or write-down of intangibles (including, but not limited to, goodwill) and organization costs,

(e) any extraordinary, unusual or nonrecurring expenses or losses (to the extent any of the foregoing are non-cash items) (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business (including as a result of write downs of goodwill or net intangible assets) and including special charges and purchased research and development charges in connection with acquisitions and other strategic alliances, inventory step-up charges, fair value adjustments, and unrealized investment impairments),

(f) any non-cash stock compensation expense in accordance with GAAP,

(g) any cash litigation costs, including judgments, orders, awards, settlements and related legal costs paid during such period (net of any cash litigation or settlement payments received during such period) (“Cash Litigation Payments”), provided that, solely for the purposes of this definition, the aggregate amount of Cash Litigation Payments under this clause (g) shall not exceed $2,300,000,000 less the aggregate principal amount of Indebtedness deducted in determining Consolidated Total Debt pursuant to clause (ii) of the definition of “Consolidated Total Debt”,

(h) any cash or non-cash charges in respect of restructurings, plant closings, staff reductions, distributor network optimization initiatives, distribution technology optimization initiatives or other similar charges, provided that, solely for the purposes of this definition, the aggregate amount of all charges under this clause (h) shall not exceed $500,000,000 after the Amendment Effectiveness Date,

(i) any income or expense associated with business combinations following the adoption of FASB Statement No. 141(R), “Business Combinations - a replacement of FASB Statement No. 141”, which would have been treated as a cost of the acquisition (e.g., as goodwill) under FASB Statement No. 141, “Business Combinations” including income or expense relating to contingent consideration, and

(j) any Non-Cash Charges, including those attributable to litigation, intangible asset impairment, intellectual property research and development charges;

and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of

(a) interest income (except to the extent deducted in determining Consolidated Interest Expense), and

(b) any extraordinary, unusual or nonrecurring income or gains (to the extent any of the foregoing are non-cash items) (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business, inventory step-up charges, fair value adjustments, and unrealized investment impairments).

“Non-Cash Charges” means (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Consolidated Interest Expense” of any Person means, for any period, total interest expense of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries determined in accordance with GAAP (including, all net costs that are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio” means as at the last day of any period of four consecutive fiscal quarters of BSX, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of BSX and its Subsidiaries for such period.

“Consolidated Net Income” of any Person means, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP plus cash receipts received in connection with litigation related Non-Cash Charges and minus cash payments made in connection with such litigation related Non-Cash Charges.

“Consolidated Total Debt” means, at any date, an amount equal to (i) the aggregate principal amount of all Indebtedness (excluding, for the avoidance of doubt, any operating leases) of BSX and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP as in effect on the Amendment Effectiveness Date, less (ii) the aggregate principal amount of Indebtedness issued or incurred by BSX on or prior to such date to fund tax deficiency payments; provided that the aggregate amount of any such Indebtedness issued to fund tax deficiency payments for purposes of this clause (ii) shall not exceed $2,300,000,000.

“Deferrable Loan” has the meaning set forth in Section 2.1

“Deferred Borrowing Date” has the meaning set forth in Section 2.1.

“Extension Request” has the meaning set forth in Section 1.8(b)(i).

“GAAP” means generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements described in Section 7.1(a)(i).

“Non-Cash Charges” has the meaning set forth in the definition of “Consolidated EBITDA”.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
(d)    The facility provided in the Credit and Security Agreement is hereby extended by deleting the definitions of “Liquidity Termination Date” and “Scheduled Termination Date” in Exhibit I to the Credit and Security Agreement in their entirety and replacing such definitions with the following respective definitions:
“Liquidity Termination Date” means, for any Group, June 26, 2015 or such later date as may be specified in the applicable Liquidity Agreement (as such date is extended from to time in the sole discretion of the Liquidity Bank in such Group).
“Scheduled Termination Date” means, as to each Liquidity Bank, the earlier to occur of June 26, 2015 and the date on which its Liquidity Commitment terminates in accordance with the applicable Liquidity Agreement to which it is a party, in each of the foregoing cases, unless extended by agreement of such Liquidity Bank in accordance with Section 1.8.

(e)    Section 1.8 of the Credit and Security Agreement is hereby deleted in its entirety and replaced with the following:
Section 1.8    Extension of the Scheduled Termination Date.
(a)(i) Provided that no Unmatured Amortization Event or Amortization Event exists and is continuing, Borrower may request the Liquidity Bank(s) in each Group to extend by a calendar year their Scheduled Termination Date by submitting a request for such extension (each, an “Anniversary Extension Request”) to the Co-Agents at least 35 days and no more than 90 days prior to each anniversary of the Amendment Effectiveness Date. Each Anniversary Extension Request must specify the new Scheduled Termination Date that gives effect to the calendar year extension and the date as of which the Co-Agents and the applicable Liquidity Bank(s) must respond to the Anniversary Extension Request (the “Anniversary Response Date”). The Anniversary Response Date must be at least 30 days after the Anniversary Extension Request is delivered to the Co-Agents.
(ii)    Promptly upon receipt of an Anniversary Extension Request, each Co-Agent shall notify its Constituent Lenders of the receipt thereof and shall request each applicable Liquidity Bank to approve such Anniversary Extension Request. Each applicable Liquidity Bank approving such Anniversary Extension Request shall deliver its written approval to its Co-Agent no later than the Anniversary Response Date, whereupon such Co-Agent shall notify the other Co-Agents(s) and Borrower within one Business Day thereafter as to which (if any) of such Co-Agent's applicable Constituent Liquidity Banks have approved such Anniversary Extension Request.
(iii)    If any Liquidity Bank does not approve the Anniversary Extension Request, its Co-Agent shall promptly notify its Conduit, the other Co-Agent(s) and Borrower and the Anniversary Extension Request shall be deemed denied and the Scheduled Termination Date shall remain unchanged. If all applicable Liquidity Banks approve the Anniversary Extension Request by the Anniversary Response Date, the calendar year extension of the Scheduled Termination Date shall become effective on the Anniversary Response Date, and each of the Co-Agents shall promptly notify Borrower and the other Co-Agent(s) of the applicable Liquidity Banks' new Scheduled Termination Date.
(b)(i) Provided that no Unmatured Amortization Event or Amortization Event exists and is continuing, Borrower may also request one or more Liquidity Bank(s) to extend its Scheduled Termination Date by submitting a request for an extension (each, an “Extension Request”) to the Co-Agents no more than 90 days prior to each Liquidity Bank's respective Scheduled Termination Date then in effect. Each Extension Request must specify the new Scheduled Termination Date requested by Borrower for such Liquidity Bank(s) and the date (which must be at least 30 days after the Extension Request is delivered to the Co-Agents) as of which the Co-Agents and the applicable Liquidity Bank(s) must respond to the Extension Request (the “Response Date”).
(ii)    Promptly upon receipt of an Extension Request, each Co-Agent shall notify its Constituent Lenders of the receipt thereof and shall request each applicable Liquidity Bank to approve such Extension Request. Each applicable Liquidity Bank approving such Extension Request shall deliver its written approval to its Co-Agent no later than the Response Date, whereupon such Co-Agent shall notify the other Co-Agents(s) and Borrower within one Business Day thereafter as to which (if any) of such Co-Agent's applicable Constituent Liquidity Banks have approved such Extension Request.
(iii)    If any applicable Liquidity Bank does not approve the Extension Request (each such non-approving Liquidity Bank, a “Non-Approving Lender”), its Co-Agent shall promptly notify its Conduit, the other Co-Agent(s) and Borrower and the Borrower shall have the right to (x) require such Non-Approving Lender to assign all, but not less than all, of its Commitment and outstanding Obligations by entering into written assignments with one or more Eligible Assignees not later than such Non-Approving Lender's existing Scheduled Termination Date, or (y) to pay in full all Obligations (if any) owing to such Non-Approving Lender and terminate its Commitment no later than such Non-Approving Lender's existing Scheduled Termination Date. Each assignment pursuant to clause (b)(iii)(x) above to an Eligible Assignee (which may include a Constituent of another Co-Agent) shall become effective on the existing Scheduled Termination Date and, subject to receipt of payment in full on such exiting Scheduled Termination Date of all Obligations, if any, owing to such Non-Approving Lender, such Non-Approving Lender shall make each such requested assignment; provided, that any amount which would be owing to such Non-Approving Lender pursuant to Section 4.3 hereof shall be payable by the Borrower as if the Borrower had prepaid the Loans of the assigning Lenders. If no assignment of a Non-Approving Lender's Commitment to an Eligible Assignee is executed pursuant to clause (b)(iii)(x) above by such Non-Approving Lender's existing Scheduled Termination Date, the Scheduled Termination Date for all Lenders shall remain unchanged. If all Liquidity Banks approve an Extension Request by the Response Date, the Scheduled Termination Date specified in such Extension Request shall become effective on such Response Date as to the approving Liquidity Banks, and each of the Co-Agents shall promptly notify the Borrower and the other Co-Agents of the applicable Liquidity Banks' new Scheduled Termination Date.
(f)    Section 2.1 of the Credit and Security Agreement is hereby deleted in its entirety and replaced with the following:
Section 2.1    Request a Borrowing; Deferrable Borrowing. Borrower (or the Servicer, on Borrower's behalf) shall give the Co-Agents irrevocable notice in the form of Exhibit II hereto (each, a “Borrowing Request”) not later than 11:00 a.m. (New York City time) at least one (1) Business Day before the Borrowing Date of each Advance. On each Borrowing Date, each applicable Lender shall make available its Loan or Loans in accordance with this Section 1.2(b). Notwithstanding anything to the contrary in this Agreement, to the extent that Borrower delivers a Borrowing Request pursuant to this Section 2.1 specifying the amount of the requested Advance, each Co-Agent may, by 4:00 p.m. (New York City time) on the day prior to the requested Borrowing Date, notify the Borrower and the Administrative Agent (who, in turn, on that same day shall notify the other Co-Agents) in writing of the election of the Lenders in its Group to fund their portion of such requested Advance (the “Deferrable Loan”) not on the requested Borrowing Date, but rather on or before the thirty-third (33rd) day (or if such day is not a Business Day, the next succeeding Business Day) following the date on which such Borrowing Request is delivered (a “Deferred Borrowing Date”). In the event of such an election to defer by any Group, Borrower shall have the option to cancel the Borrowing Request by prompt notice to all Co-Agents, and in the absence of such cancellation, (i) the Lenders in the Groups which did not elect to defer the borrowing shall be obligated to fund their portion of the requested Advance on the requested Borrowing Date and the Lenders in the Group which elected to defer shall be obligated to fund the Deferrable Loan on the applicable Deferred Borrowing Date, in each case, so long as all applicable conditions in respect of the applicable borrowing are satisfied as of the applicable requested Borrowing Date and (ii) with respect to each of the Lenders in any Group which elect to make a Deferrable Loan (and their Commitments in like amounts), the Program Fee (as defined in the Amended Fee Letter) and Unused Fee (as defined in the Amended Fee Letter) shall be payable as provided in the Amended Fee Letter.

(g)    Section 9.1 of the Credit and Security Agreement is hereby amended by adding the following new “Amortization Event” as clause (o) at the end thereof:

(o) As at the last day of any period of four consecutive fiscal quarters of BSX, the Consolidated

Leverage Ratio shall exceed 3.5 to 1.0.

(h)    The following new Section 14.15 of the Credit and Security Agreement is hereby inserted immediately after Section 14.14 of the Credit and Security Agreement:
Section 14.15    Replacement of Group. If the Co-Agent for any Group elects to make a Deferrable Loan pursuant to Section 2.1, upon notice to such Co-Agent and the Administrative Agent, Borrower shall have the right to terminate the interests, rights and obligations of the Lenders and the Co-Agent in such Group or require each Lender in such Co-Agent's Group to assign all, but not less than all, of its Commitment and outstanding Obligations, without recourse, all of its respective interests and rights under this Agreement to any Eligible Assignee that shall execute an Assignment and Acceptance Agreement; provided, that each Lender in such terminated Group shall have received payment of all Obligations then owing to it, including (for the avoidance of doubt) any amount which would be owing to such assigning Lender pursuant to Section 4.3 hereof as if such assignment were instead a prepayment of the Loans of the assigning Lender. Following any such assignment, Schedule A, Schedule 14.2 and other relevant provisions of this Agreement will be deemed amended or supplemented, as appropriate, without further action, by the information contained in the applicable Assignment and Acceptance Agreement.

(i)    In conjunction with the reduction of the Aggregate Commitment, the Commitment of each Committed Lender in each Group is reduced proportionately and to reflect such reductions, Schedule A to the Credit and Security Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

(j)    Exhibit III to the Credit and Security Agreement is hereby deleted in its entirety and replaced with Exhibit III attached hereto.

2.    Amendment to Receivables Sale Agreement and Restatement of Amended Fee Letter.

(a)    Schedule 2.1(r) to the Receivables Sale Agreement is hereby deleted in its entirety and replaced with Schedule 2.1(r) attached hereto.

(b)    In connection with the execution of this Amendment, the Amended Fee Letter provides for the payment by Borrower of the fees as described therein and sets forth the Borrower's obligation with respect to fees related to Deferrable Loans.
3.    Conditions Precedent to Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that the Agents shall have received:
(a)    counterparts hereof duly executed by each of the parties hereto;
(b)    the Amended Fee Letter, dated as of the date hereof, duly executed by each of the parties thereto, together with payment of the Renewal Fee described therein;
(c)    Liberty Street shall have received counterparts of an amendment to the Liberty Street Liquidity Agreement extending the term thereof to June 26, 2015; and
    (d)    Old Line shall have received counterparts of an amendment to the Old Line Liquidity Agreement extending the term thereof to June 26, 2015.

The signatures of Liberty Street and Old Line on counterparts of this Amendment shall constitute confirmation that conditions (c) and (d), respectively, have been satisfied.
4.    Representations and Warranties. In order to induce the Conduits, the Liquidity Banks, the Agents and the Administrative Agent to execute, deliver and perform this Amendment, the Loan Parties hereby represent and warrant that after giving effect to this Amendment, each of the representations and warranties set forth in Section 6.1 of the Credit and Security Agreement (other than Sections 6.1(b) and 6.1(g) thereof) and in Section 2.1 of the Receivables Sale Agreement (other than Sections 2.1(b) and 2.1(g) thereof) is true and correct in all material respects on and as of the date hereof (except for representations and warranties stated to refer to a specified earlier date, in which case such representations and warranties are true and correct as of such earlier date); provided that the preceding materiality standard shall not apply to those representations and warranties which themselves contain materiality standards.
5.    Scope of Amendment. Except as expressly amended hereby, each of the Credit and Security Agreement and the Receivables Sale Agreement remains in full force and effect in accordance with its terms and this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the other terms, conditions, obligations, covenants or agreements contained in the Credit and Security Agreement or the Receivables Sale Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
8.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.
9.    Counterparts. This Amendment may be executed in any number of counterparts (including by way of facsimile or electronic transmission) and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date hereof.

BOSTON SCIENTIFIC FUNDING LLC

By: /s/ Robert J. Castagna
Name: Robert J. Castagna
Title: President and Treasurer

BOSTON SCIENTIFIC CORPORATION, as Servicer and Seller

By: /s/ Robert J. Castagna
Name: Robert J. Castagna
Title: Vice President, Treasurer

OLD LINE FUNDING, LLC

By: ROYAL BANK OF CANADA, Its Attorney-in-Fact

By: /s/ Veronica L. Gallagher
Name: Veronica L. Gallagher
Title: Authorized Signatory

ROYAL BANK OF CANADA, individually as a Liquidity Bank, as Old Line Agent and as Administrative Agent

By: /s/ Kimberly L. Wagner
Name: Kimberly L. Wagner
Title: Authorized Signatory

By: /s/ Veronica L. Gallagher
Name: Veronica L. Gallagher
Title: Authorized Signatory

LIBERTY STREET FUNDING LLC

By: /s/ Jill A. Russo
Name: Jill A. Russo
Title: Vice President

THE BANK OF NOVA SCOTIA, as a Liquidity Bank

By: /s/ John Frazell
Name: John Frazell
Title: Director

THE BANK OF NOVA SCOTIA, as Liberty Street Agent

By: /s/ John Frazell
Name: John Frazell
Title: Director

SCHEDULE A

COMMITMENTS

LENDER	COMMITMENT

Old Line	None
Royal Bank of Canada	$180,000,000
Liberty Street	None
The Bank of Nova Scotia	$120,000,000

EXHIBIT III
LOAN PARTIES' ORGANIZATIONAL ID NUMBERS; JURISDICTIONS OF ORGANIZATION; CHIEF EXECUTIVE OFFICE ADDRESSES; LOCATION(S) WHERE RECORDS ARE KEPT

Legal Name of loan Party	Prior Legal Name, Trade Name or Assumed Name	Organizational ID	Jurisdiction of Organization	Chief Executive Office	Locations of Records and material Contracts
Boston Scientific Corporation	None	0874815	Delaware	One Boston Scientific Place, Natick, Massachusetts 01760 Anticipated Move in Q2 2014 to: 100 Boston Scientific Way Marlborough, MA 01752-1234
One Boston Scientific Place, Natick, Massachusetts 01760
One Scimed Place, Maple Grove, MN 55311-1566
500 Commander Shea Blvd., Quincy, Massachusetts 02171
100 Boston Scientific Way Marlborough, MA 01752-1234

Boston Scientific Funding Corporation	None	3541726	Delaware	One Boston Scientific Place, Natick, Massachusetts 01760 Anticipated Move in Q2 2014 to: 100 Boston Scientific Way Marlborough, MA 01752-1234
One Boston Scientific Place, Natick, Massachusetts 01760
One Scimed Place, Maple Grove, MN 55311-1566
500 Commander Shea Blvd., Quincy, Massachusetts 02171
100 Boston Scientific Way Marlborough, MA 01752-1234

SCHEDULE 2.1(r)
SELLERS' ORGANIZATIONAL ID NUMBERS; JURISDICTIONS OF ORGANIZATION; CHIEF EXECUTIVE OFFICE ADDRESSES; LOCATION(S) WHERE RECORDS ARE KEPT

Legal Name of loan Party	Prior Legal Name, Trade Name or Assumed Name	Organizational ID	Jurisdiction of Organization	Chief Executive Office	Locations of Records and material Contracts
Boston Scientific Corporation	None	0874815	Delaware	One Boston Scientific Place, Natick, Massachusetts 01760 Anticipated Move in Q2 2014 to: 100 Boston Scientific Way Marlborough, MA 01752-1234
One Boston Scientific Place, Natick, Massachusetts 01760
One Scimed Place, Maple Grove, MN 55311-1566
500 Commander Shea Blvd., Quincy, Massachusetts 02171
100 Boston Scientific Way Marlborough, MA 01752-1234